UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2010

Calypte Biomedical Corporation
     (Exact name of Company as specified in its charter)

Delaware	000-20985	06-1226727
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

16290 S.W. Upper Boones Ferry Road, Portland, Oregon 97224

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (503) 726-2227

             N/A
         (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Registrant has entered into a series of agreements providing for (i) the restructuring its outstanding indebtedness to Marr Technologies B.V. (“Marr”) and SF Capital Partners Limited (“SF Capital”) and (ii) the Registrant’s transfer of its interests in two Chinese joint ventures with Marr affiliates (the “Joint Ventures”) to Kangplus (China) Holdings Ltd. (“Kangplus”). The Joint Ventures consist of  Beijing Marr Bio-Pharmaceuticals Co., Ltd. (“Beijing Marr”), in which the Registrant holds a 51% equity and Marr Technologies Asia Limited (“MTAL”) holds a 49% equity interest, and Beijing Calypte Biomedical Technology Ltd. (“Beijing Calypte”), in which the Registrant holds a 51% equity and Marr Technologies Limited (“MTL”) holds a 49% equity interest. Marr and SF Capital are principal stockholders of the Registrant. As of December 31, 2009, based on their most recent Schedule 13D or 13G filings Marr and SF Capital were the beneficial owners of approximately 18.8% and 5.2%, respectively, of the Registrant’s Common Stock.

Agreements with Marr and Kangplus

On July 2, 2010, the Registrant entered into a Debt Agreement (the “Debt Agreement”) among the Registrant, Marr, MTL and MTAL and an Equity Transfer Agreement (the “Equity Transfer Agreement”) among the Registrant, MTAL and Kangplus. Under the Debt Agreement, $6,393,353.11 in outstanding indebtedness will be converted to 152,341,741 shares of common stock of the Registrant. The Registrant’s remaining indebtedness to Marr, totaling $3,000,000 as of December 31, 2009, will be cancelled. In consideration for such debt restructuring, the Registrant will, pursuant to the Equity Transfer Agreement, transfer its equity interests in each of the Joint Ventures to Kangplus and transfer certain related technology to Beijing Marr.

Under the Equity Transfer Agreement, the Registrant will transfer its 51% interest in Beijing Marr to Kangplus, and MTAL will transfer an additional 19% interest in Beijing Marr, retaining a 30% interest going forward. The Registrant has also agreed to transfer certain technology to Beijing Marr and provide training and support with respect to that technology, as discussed below. In consideration of these transfers of equity interests and technology, Kangplus has agreed to pay approximately $1.48 million to MTAL and invest approximately $1.625 million directly in Beijing Marr.

The Registrant agreed to grant to Beijing Marr an exclusive license to manufacture and sell the Registrant’s Aware HIV 1/2 rapid tests (“Licensed Products”) in the People’s Republic of China (the “PRC”) and will provide training and technical support to Beijing Marr over the next 12 months to enable it to engage in independent research and development and production of Licensed Products.  In addition, the Registrant granted Kangplus a right of first refusal with respect to any joint ventures or other business arrangements the Registrant may seek to enter into with respect to the Licensed Products in the PRC, Hong Kong, Macau or Taiwan. The Equity Transfer Agreement restricts the Registrant from competing with Beijing Marr in the PRC for a period of six years.

The transactions contemplated by the Debt Agreement and the Equity Transfer Agreement are subject to Chinese government registration of the transfer of Beijing Marr equity interests to Kangplus as contemplated by the Equity Transfer Agreement.

Agreement with SF Capital

On July 9, 2010, the Registrant entered into a Debt Conversion Agreement (the “Conversion Agreement”) with SF Capital providing for the conversion of the outstanding balance under a secured 8% convertible note held by SF Capital (the “Note”). Under the Conversion Agreement, the balance due under the Note ($2,008,259.35 as of December 31, 2009) will be converted to 47,815,698 shares of common stock of the Registrant. In the event the Registrant proposes to sell shares of its Common Stock for a purchase price of less than $0.03 per share, SF Capital will be entitled to a right of first refusal to purchase a portion of such shares, upon the offered terms, that reflects SF Capital’s then-current percent ownership of the Registrant’s outstanding common stock. This right of first refusal is subject to customary exclusions, including shares issued to employees and consultants pursuant to equity incentive plans, shares issued to lenders, lessors or landlords, and shares issued in acquisitions of other businesses.

Item 1.02	Termination of a Material Definitive Agreement

As a result of the consummation of the Debt Agreement and the SF Capital Agreement, the following material definitive agreements of the Registrant will be terminated:

(a)	Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Registrant and Marr dated November 13, 2003;

(b)	$2,000,000 7% Promissory Note issued by the Registrant to dated January 14, 2005, as amended;

(c)	Secured 8% Convertible Promissory Notes issued to Marr and SF Capital on April 4, 2005;

(d)	Amendment to 2005 Credit Facility between the Registrant and Marr effective November 30, 2005;

(e)	Amendment to 8% Secured Convertible Promissory Notes between the Registrant and SF Capital dated March 21, 2007;

(f)	Sixth Amendment to 2005 Credit Facility between the Registrant and Marr dated March 21, 2007;

(g)	Amendment to 8% Secured Convertible Promissory Notes between the Registrant and Marr dated March 21, 2007;

(h)	Seventh Amendment to 2005 Credit Facility between the Registrant and Marr dated December 4, 2007;

(i)	Amendment No. 3 to Secured 8% Convertible Promissory Notes between the Registrant and Marr dated December 4, 2007

(j)	Agreement effective September 1, 2005 between the Company and MTAL describing the rights, duties and obligations of the shareholders of Beijing Calypte; and

(k)	Agreement dated December 21, 2005 between the Registrant and MTAL describing the rights, duties and obligations of the shareholders of Beijing Marr.

Item 3.02	Unregistered Sales of Equity Securities

As discussed above under Item 1.01, the Registrant has agreed to issue 152,341,741 shares of common stock to Marr upon the conversion of $6,393,353.11 in outstanding indebtedness and 47,815,698 shares of common stock to SF Capital upon the conversion of $2,008,259.35 in outstanding indebtedness. The shares will be issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 9, 2010
Calypte Biomedical Corporation

By:	/s/ Adel Karas
Adel Karas President and Chief Executive Officer

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